CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$7,818,700	$557.47

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated August 24, 2010

(To the Prospectus dated February 10, 2009 and Prospectus Supplement dated March 1, 2010)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-145845

$7,818,700 Barclays Bank PLC Performance Securities with Contingent Protection Linked to an International Fund Basket

due August 31, 2015

Investment Description

Performance Securities with Contingent Protection (the “Securities”) are unsecured debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of a weighted basket (the “Underlying Basket”) of exchange-traded funds (each, a “Basket Equity”) that invest predominantly in international equities. The amount you receive at maturity is based on the return of the Underlying Basket and, in certain circumstances, on whether the Basket Ending Level is below the Trigger Level, which is 50% of the Basket Starting Level, on the Final Valuation Date. If the Basket Return is positive or zero, at maturity, you will receive an amount in cash per security that is equal to your principal amount plus an amount based on the Basket Return multiplied by the Participation Rate of 127%. If the Basket Return is negative and the Basket Ending Level is not below the Trigger Level on the Final Valuation Date, you will receive your principal. If the Basket Return is negative and the Basket Ending Level is below the Trigger Level on the Final Valuation Date, your Securities will be fully exposed to the depreciation of the Underlying Basket, and you could lose some or all of your investment. Investors will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature only applies at maturity. Any payment on the Securities, including any contingent protection feature, is subject to the creditworthiness of the issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Core Investment Opportunity: If you are seeking market exposure to the Underlying Basket, the Securities may provide an alternative to traditional investments. At maturity, the Securities allow you to participate in any positive Basket Return while providing an initial cushion from any negative Basket Return up to the Trigger Level.

❑

Contingent Protection Feature: If you hold the Securities to maturity and the Basket Ending Level is greater than or equal to the Trigger Level on the Final Valuation Date, you will receive at least 100% of your principal, subject to the creditworthiness of the issuer. If the Basket Ending Level is below the Trigger Level on the Final Valuation Date, your investment will be fully exposed to any negative Basket Return.

Key Dates

Trade Date[1]:	August 24, 2010
Settlement Date[1]:	August 31, 2010
Final Valuation Date[2]:	August 24, 2015
Maturity Date[2]:	August 31, 2015

[1]

We expect to deliver each offering of the Securities against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Performance Securities with Contingent Protection linked to a weighted basket of exchange traded funds consisting of (i) iShares® MSCI EAFE Index Fund (“EFA”), and (ii) iShares® MSCI Emerging Markets Index Fund (“EEM”). The Securities are not subject to a predetermined maximum gain. Any return at maturity will be determined by the appreciation of the Underlying Basket and the Participation Rate. The Securities are offered at a minimum investment of $1,000.

Underlying Basket	Basket Weightings	Participation Rate	Trigger Level	CUSIP	ISIN
A weighted basket comprised of (i) iShares® MSCI EAFE Index Fund (“EFA”), and (ii) iShares® MSCI Emerging Markets Index Fund (“EEM”)	With respect to EFA: 70% and EEM: 30%.	127%	50% of the Basket Starting Level	06740L246	US06740L2464

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and this pricing supplement. See “Key Risks” on page PS-6 of this pricing supplement and “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$7,818,700	$273,654.50	$7,545,045.50

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Securities with Contingent Protection linked to an International Fund Basket that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦

You are willing to expose your principal to the full downside performance of the Underlying Basket if the Basket Ending Level is below the Trigger Level on the Final Valuation Date, and therefore willing to lose some or all of your principal.

♦	You have a moderate to high risk tolerance.

♦	You believe that the value of the Underlying Basket will appreciate over the term of the Securities.

♦	You seek an investment with a return linked to the Basket Equities that comprise the Underlying Basket.

♦

You are willing to forgo dividends paid on the shares of the Basket Equities and the component stocks of the MSCI EAFE® Index and MSCI Emerging Markets IndexSM (each, an “Underlying Index” and together, the “Underlying Indices”).

♦	You are willing to invest in the Securities based on the stated Participation Rate of 127%.

♦	You do not seek current income from this investment.

♦	You are willing to hold the Securities to maturity, a term of 5 years and are not seeking an investment for which there will be an active secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as issuer of the Securities.

The Securities may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.

♦	You are not willing to make an investment in which you could lose 100% of your principal amount.

♦	You do not believe the Underlying Basket will appreciate over the term of the Securities.

♦	You prefer to receive dividends paid on the shares of the Basket Equities or the component stocks of the Underlying Indices.

♦	You do not seek an investment with exposure to the Basket Equities comprising the Underlying Basket.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of 5 years.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ‘Key Risks’ beginning on page PS-6 of this pricing supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC
Issue Price:	$10 per Security
Term:	5 years
Underlying Basket[2]	The Securities are linked to a weighted basket comprised of (i) iShares® MSCI EAFE Index Fund (“EFA”), and (ii) iShares® MSCI Emerging Markets Index Fund (“EEM”) (each a “Basket Equity” and collectively, the “Underlying Basket”).
Basket Weightings:	With respect to: (i) EFA: 70%, and (ii) EEM: 30%.
Payment at Maturity (per $10):

If the Basket Return is positive, you will receive your principal plus a return equal to the Participation Rate multiplied by the Basket Return:

$10 + [$10 x Participation Rate x Basket Return]

If the Basket Return is 0% you will receive the principal amount of your Securities at maturity.

If the Basket Return is negative and the Basket Ending Level is above or equal to the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities at maturity.

If the Basket Return is negative and the Basket Ending Level is below the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities reduced by the negative Basket Return at maturity:

$10 + [$10 x Basket Return]

The principal protection on your Securities is contingent.[3] If the Basket Ending Level is below the Trigger Level on the Final Valuation Date, your principal is fully exposed to any depreciation of the Underlying Basket. As a result, you could lose some or all of your principal amount at maturity.

Any payment on the Securities, including the contingent protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Key Risks—Credit of Issuer” in this pricing supplement.

Participation Rate:	127%
Basket Return:	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level:	Set equal to 100 on the Trade Date.
Basket Ending Level:

On the Final Valuation Date, the Basket Ending Level will be calculated as follows:

100 x [1 + (EFA return x 70%) + (EEM return x 30%)]

The returns set forth in the formula above reflect the performance of the Basket Equity as described under “Basket Equity Return” below.

Basket Equity Return:

With respect to each Basket Equity, the percentage change from the Equity Starting Price to the Equity Ending Price, calculated as follows:

Equity Ending Price-Equity Starting Price

Equity Starting Price

Equity Starting Price:	With respect to EFA: $49.50 and with respect to EEM: $40.13, which was the closing price for each respective Basket Equity on the Trade Date.
Equity Ending Price:	With respect to each Basket Equity, the closing price for such Basket Equity on the Final Valuation Date.
Trigger Level:	50, which is equal to 50% of the Basket Starting Level.
Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

If the Basket Return is less than -50% you will lose 1% (or a fraction thereof) on the principal amount of your Securities for every 1% (or a fraction thereof) the Basket Return is below 0%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + [$10.00 x Basket Return]

If the Basket Return is below the Trigger Level on the Final Valuation Date, the contingent protection3 is lost and your principal amount will be fully exposed to any decline in the Basket Ending Level from the Basket Starting Level. As a result, you will lose some or all of your principal amount at maturity.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” in the prospectus supplement.

[3]

Contingent protection is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due and is not, either directly or indirectly, an obligation of any third party.

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and examples are based on the principal amount per Security of $10, on an offering of the Securities with the following terms:

Investment Term:	5 years
Basket Starting Level:	100
Trigger Level:	50 (50% of Basket Starting Level)
Participation Rate:	127%
Range of Underlying Basket Performance:	100% to -100%

Basket Ending Level	Basket Return*	Payment at Maturity	Securities Total Return at Maturity
200.00	100.00%	$22.70	127.00%
190.00	90.00%	$21.43	114.30%
180.00	80.00%	$20.16	101.60%
170.00	70.00%	$18.89	88.90%
160.00	60.00%	$17.62	76.20%
150.00	50.00%	$16.35	63.50%
140.00	40.00%	$15.08	50.80%
130.00	30.00%	$13.81	38.10%
120.00	20.00%	$12.54	25.40%
110.00	10.00%	$11.27	12.70%
100.00	0.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
70.00	-30.00%	$10.00	0.00%
60.00	-40.00%	$10.00	0.00%
50.00	-50.00%	$10.00	0.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

*.	The Basket Return excludes any cash dividend payments.

Example 1—The Basket Return is 20%.

Because the Basket Return is positive, the investor receives a payment at maturity of $12.54 per $10.00 principal amount Security, representing a total return of 25.40% on the Securities.

$10 + ($10 x Basket Return x Participation Rate)

$10.00 + [$10.00 x (20% x 127%)] = $12.54

Example 2—The Basket Return is -20% and the Basket Ending Level is above the Trigger Level on the Final Valuation Date.

Because the Basket Return is negative but the Basket Ending Level is above the Trigger Level of 50, the investor will receive payment at maturity of $10.00 per $10.00 principal amount Security.

Example 3—The Basket Return is -60%, and therefore, the Basket Ending Level is below the Trigger Level on the Final Valuation Date.

Because the Basket Return is negative and the Basket Ending Level is below the Trigger Level on the Final Valuation Date, contingent protection is lost and the Securities are fully exposed to the depreciation of the Underlying Basket. The investor receives a payment at maturity of $4.00 per $10.00 principal amount Security, representing a total return of -60.00% on the Securities. Payment at maturity will be calculated as follows:

$10 + ($10 x Basket Return)

$10 + ($10 x -60%) = $10.00 – $6.00 = $4.00

If the Basket Ending Level is below the Trigger Level on the Final Valuation Date, investors are fully exposed to any depreciation of the Underlying Basket and could lose some or all of their principal at maturity.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described below. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Underlying Basket. Subject to the discussion of Section 1260 below, if your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction” with respect to the Underlying Basket that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Securities that is attributable to the appreciation of the shares of the Basket Equities over the term of the Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of each Basket Equity referenced by your Securities on the date that you purchased the Securities and sold those shares on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). Because the maturity payment under the Securities will only reflect the appreciation or depreciation in the value of the shares of the Basket Equities and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Basket Equities, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that, with respect to each Basket Equity, the number of Basket Equity shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Securities (times the relevant Basket Weighting) by the Basket Equity share price on the date you acquired your Securities, as opposed to making such determination based on the actual number of Basket Equity shares that, after taking into account the Participation Rate, are effectively referenced in determining the actual return on your Securities. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains from the sale or maturity of the Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket Equities. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

You risk Losing Some or All of Your Principal—If the Basket Ending Level is below the Trigger Level, resulting in a Basket Return of less than -50%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is less than 0% (i.e., you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Ending Level declines below the Basket Starting Level). Accordingly, if the Basket Ending Level has declined by more than 50% from the Basket Starting Level over the term of the Securities, you risk losing 100% of your principal.

♦

Contingent Protection Only If You Hold the Securities to Maturity—You will be entitled to receive at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Securities in the secondary market prior to maturity, you will not receive contingent principal protection on the portion of your Securities sold. You should be willing to hold your Securities to maturity. Contingent protection provided at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

♦

Changes in Closing Prices of the Basket Equities May Offset Each Other—The Securities are linked to a weighted basket composed of the Basket Equities. Where the Equity Ending Price of one of the Basket Equities increases relative to its Equity Starting Price, the Equity Ending Price of the other Basket Equity may not increase by the same amount or may even decline. Therefore, in calculating the Basket Ending Level, increases in the price of one of the Basket Equities may be moderated, or offset, by lesser increases or declines in the price of the other Basket Equity. This effect is further amplified by the differing weights of the Basket Equities. The more heavily weighted Basket Equity, EFA, will have a larger impact on the Basket Return than EEM, which has a lesser weighting.

♦

No Interest, Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of shares of the Basket Equities or the component stocks of the Underlying Indices would have.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.35 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Basket Equities.

♦

Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates in the shares of the Basket Equities or in futures, options, or other derivative products on the shares of the Basket Equities may adversely affect the prices of the Basket Equities and, therefore, the market value of the Securities.

♦

Certain Features of Exchange-Traded Funds Will Impact the Value of the Securities—The performance of each Basket Equity does not fully replicate the performance of the applicable Underlying Index, and each Basket Equity may hold securities not included in the applicable Underlying Index. The value of the Basket Equities to which your Securities are linked is subject to:

♦	Management risk. This is the risk that the investment strategy for the Basket Equities, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦

Derivatives risk. The Basket Equities may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Basket Equities’ losses, and, as a consequence, the losses of your Securities, may be greater than if the Basket Equities invested only in conventional securities.

♦

The Basket Equities May Underperform the Underlying Indices—The performance of the Basket Equities may not replicate the performance of, and may underperform, the Underlying Indices. Unlike the applicable Underlying Index, each Basket Equity will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Basket Equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Basket Equity, differences in trading hours between the Basket Equity and the Underlying Index or due to other circumstances. Because the payment due at maturity of your Securities is linked to the performance of the Basket Equities and not the Underlying Indices, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Indices.

♦

Exposure to Fluctuations in Foreign Exchange Rates—The value of the Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the Underlying Indices are denominated. Therefore, if the applicable currencies depreciate relative to the U.S. dollar over the term of the Securities, you may lose money even if the local currency value of the component stocks of the Underlying Indices goes up.

♦

Risks Associated with Emerging Markets—An investment in the Securities linked to iShares® MSCI Emerging Markets Index Fund will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦

Non-U.S. Securities Markets Risks—The stocks included in the Underlying Indices are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlying Indices, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of stocks included in the Underlying Indices will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Indices may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

♦

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the price of the Basket Equities on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Equities, the Underlying Indices and securities comprising the Underlying Indices;

♦	the time to maturity of the Securities;

♦	the market prices and dividend rates underlying the Basket Equities and the component stocks of the Underlying Indices;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the Basket Equities are denominated;

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Basket Information

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the company issuing the Basket Equity can be located by reference to the SEC file numbers specified below.

The summary information below regarding the company issuing the Basket Equity comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the Basket Equity with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement.

iShares® MSCI EAFE Index Fund

According to publicly available information, iShares® MSCI EAFE Index Fund (“EFA”) is an exchange-traded fund. Shares of EFA are listed and trade at market prices on NYSE Arca, Inc. EFA seeks investment results that correspond generally to the price and yield performance of the MSCI EAFE Index (the “Underlying Index”).

EFA generally invests at least 90% of assets in the securities of its Underlying Index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed by MSCI Inc. as an equity benchmark for its international stock performance. The Underlying Index includes stocks from Europe, Australasia and the Far East and as of September 30, 2009, consisted of the following 21 developed market country indexes: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information provided to or filed with the SEC by EFA pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 and 811-09729, respectively. In addition, information about the Trust and EFA may be obtained from the iShares® website at www.ishares.com.

Historical Information for the iShares® MSCI EAFE Index Fund

The following graph sets forth the historical performance of the iShares® MSCI EAFE Index Fund based on the daily closing price from January 2, 2004 through August 24, 2010. The closing price of the iShares® MSCI EAFE Index Fund on August 24, 2010 was $49.50.

iShares® MSCI EAFE Index Fund

Historical Performance

January 2, 2004 – August 24, 2010

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The graph set forth above shows the historical performance of EFA based on the daily closing price of EFA. We obtained EFA closing prices above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of EFA is not an indication of future performance. Future performance of EFA may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of EFA will result in the return of any of your initial investment.

iShares® MSCI Emerging Markets Index Fund

According to publicly available information, iShares® MSCI Emerging Markets Index Fund (“EEM”) is an exchange-traded fund. Shares of EEM are listed and trade at market prices NYSE Arca, Inc. EEM seeks investment results that correspond generally to the price and yield performance of the MSCI Emerging Markets IndexSM (the “Underlying Index”).

EEM generally invests at least 90% of assets in the securities of its Underlying Index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed to measure equity market performance in the global emerging markets.

Information provided to or filed with the SEC by EEM pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 033-97598 and 811-09102, respectively.

Historical Information for the iShares® MSCI Emerging Markets Index Fund

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily closing price from January 2, 2004 through August 24, 2010. The closing price of the iShares® MSCI Emerging Markets Index Fund on August 24, 2010 was $40.13.

iShares® MSCI Emerging Markets Index Fund

Historical Performance

January 2, 2004 – August 24, 2010

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The graph set forth above shows the historical performance of EEM based on the daily closing price of EEM. We obtained EEM closing prices above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of EEM is not an indication of future performance. Future performance of EEM may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of EEM will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.